                                                                    [Exhibit 31]

THOMAS F. KUMMER
VON S. HEINZ
KUMMER KAEMPFER BONNER & RENSHAW
Seventh Floor
3800 Howard Hughes Parkway
Las Vegas, Nevada  89109
(702) 792-7000

Attorneys for Defendant
ITT CORPORATION

                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA

---------------------------------------
HILTON HOTELS CORPORATION and          )
HLT CORPORATION,                       ) Case No. CV-S-97-95-PMP (RLH)
                                       )
                  Plaintiffs,          )
                                       )
      vs.                              )
                                       )
ITT CORPORATION,                       )
                                       )
                  Defendant.           )
---------------------------------------

                         ITT CORPORATION'S OPPOSITION TO
                 HILTON HOTELS CORPORATION AND HLT CORPORATION'S
               LETTER REQUEST FOR ADJOURNMENT OF ORAL ARGUMENT ON
                        MOTION FOR PRELIMINARY INJUNCTION

      Defendant ITT Corporation submits the following memorandum of points and authorities to the February 26, 1997 letter request of plaintiffs Hilton Hotels Corporation and HLT Corporation (collectively "Hilton") to "adjourn" the hearing of Hilton's motion for preliminary injunction, set by Court order for hearing on Wednesday, March 5, 1997.

                      MEMORANDUM OF POINTS AND AUTHORITIES

      In contravention of LR 7-2(a) (which requires all motion to be in writing and supported by a memorandum of points and authorities, unless made during a hearing or trial), Hilton delivered by hand a letter dated February 26, 1997 to the Court seeking to continue the March 5, 1997 hearing set by the Court's January 28, 1997 order for the consideration of Hilton's motion for a preliminary injunction (a true and correct copy of Hilton's February 26, 1997 letter is attached as Exhibit 1). Although ITT does not believe that Hilton should ever have brought the motion that is the subject of the March 5, 1997 hearing and that Hilton should withdraw its motion, for the reasons that follow, Hilton's informal request must be denied.

      First, Hilton has failed both to submit a written motion requesting the continuance of the March 5, 1997 hearing and to offer any authorities for its motion, in contravention of LR 7- 2(a). Under the circumstances present, these failures are fatal: the local rules of practice expressly forbid the manner by which Hilton is seeking exception to the court's January 28, 1997 order, and, without authorities, there is no legal basis upon which the court may consider the relief Hilton seeks. In Kennedy v. United States, 115 F.2d 624 (9th Cir.
1940), the court denied a petition which, in reality, was a motion and which also failed to state points and authorities and therefore violated the circuit rule requiring motions to be supported by points and authorities. The Ninth Circuit has made clear that local procedural rules with respect to the submission of motions are to be construed according to the mandatory directions of their language. Hoptowit v. Spellman, 753 F.2d 779, 782 (9th Cir. 1985) (affirming the district court's refusal to consider a motion deemed deficient because of its failure to follow the applicable local rule of procedure requiring the filing of a memorandum of points and authorities with the motion).

      Second, Hilton's simple suggestion that the issues in its January 27, 1997 motion for preliminary injunction overlap with its February 26, 1997 motion for preliminary injunction is inaccurate. The first of Hilton's preliminary injunction motions relates to the size of ITT's board of directors and Hilton's efforts to replace the current ITT board with new members of its own selection and who have Hilton's motivation to force the Hilton Offer and Proposed Squeeze Out Merger upon ITT and its shareholders. It also seeks to enjoin ITT from "amending the ITT By-Laws to impede in any way the effective exercise of the stockholder franchise at the 1997 annual meeting of ITT stockholders." As demonstrated in ITT's opposition to Hilton's January 27, 1997 preliminary injunction motion, there never was any basis for Hilton's motion and, in any event, Hilton's own subsequent actions have rendered moot its purported factual and legal bases for the motion. Moreover, this Court can deal with any challenge to unspecified future by-law amendments if and when they were to occur. Hilton's February 26, 1997 letter request seeking the continuation of the hearing on that motion may realistically be viewed as an acknowledgment that no basis exists for the relief sought in that motion and that Hilton wishes to avoid a formal hearing of it. It is patently clear that the two issues raised in


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

Hilton's January 27 preliminary injunction motion are specifically not at issue in Hilton's February 26, 1997 preliminary injunction motion (relating to when the ITT annual meeting is to occur), and Hilton's argument that the issues "overlap" is inaccurate.

      For the reasons expressed above, ITT respectfully requests that the relief sought in Hilton's February 26, 1997 "letter motion" be denied and that the March 5, 1997 hearing on Hilton's January 27, 1997 motion for preliminary injunction go forward as established by the Court's January 28, 1997 order, unless Hilton withdraws that motion.

      DATED this 28th day of February, 1997.

                                    KUMMER KAEMPFER BONNER & RENSHAW


                                    By  /s/ Von S. Heinz
                                       -----------------------------------------
                                        THOMAS F. KUMMER
                                        VON S. HEINZ
                                        Seventh Floor
                                        3800 Howard Hughes Parkway
                                        Las Vegas, Nevada  89109
                                        Attorneys for Defendant
                                        ITT CORPORATION


                             CERTIFICATE OF SERVICE

      Pursuant to Fed. R. Civ. P. 5(b), I hereby certify that service of the foregoing ITT CORPORATION'S OPPOSITION TO HILTON HOTELS CORPORATION AND HLT CORPORATION'S LETTER REQUEST FOR POSTPONEMENT OF ORAL ARGUMENT ON MOTION FOR PRELIMINARY INJUNCTION was made this date by facsimile and by depositing a true copy of the same for mailing at Las Vegas, Nevada, addressed to the following:

               Steve Morris


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

               Kristina Pickering
               Schreck Morris
               1200 Bank of America Plaza
               300 South Fourth Street
               Las Vegas, Nevada 89101

               Bernard W. Nussbaum
               Eric M. Roth
               Marc Wolinsky
               Scott L. Black
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019

      DATED this 25th day of February, 1997.


                                    /s/ Elizabeth Moulton
                                    --------------------------------------------
                                    An Employee of Kummer Kaempfer
                                    Bonner & Renshaw


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